Exhibit 23.1

We consent to the reference to our firm under the captions “Selected Consolidated Financial and Additional Data” and “Experts” and to the use of our reports dated August 23, 2002 in Amendment No. 6 to the Registration Statement (Form S-1 No. 333-99051) and related Prospectus of WellChoice, Inc. for the registration of 13,861,053 shares of its common stock.

/S/    ERNST & YOUNG LLP

New York, New York
November 4, 2002